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===============================================================================
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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*
         Beil                        Gary                             W.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                        21250 Hawthorne Blvd., Suite 800
--------------------------------------------------------------------------------
                                   (Street)

       Torrance                       CA                              90503
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        (City)                      (State)                           (Zip)
2.  Issuer Name and Ticker or Trading Symbol         DaVita Inc. (DVA)
                                             -----------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------
4.  Statement for Month/Year                  08/29/02
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
        Director    X  Officer                    10% Owner      Other
    ---            --- (give title below)     ---            --- (specify below)

                      V.P. and Controller
    ----------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          08/28/2002  M(1)           3,000          A        $2.6875                           D
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Common Stock          08/28/2002  M(1)           3,000          A        $7.0625                           D
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Common Stock          08/28/2002  S(2)           1,100          D        $21.95                            D
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Common Stock          08/28/2002  S(2)             900          D        $21.92                            D
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Common Stock          08/28/2002  S(2)             900          D        $21.90                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          08/28/2002  S(2)           1,100          D        $21.85                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          08/28/2002  S(2)           1,100          D        $21.85                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          08/28/2002  S(2)             900          D        $21.80                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          08/29/2002  M(1)           6,000          A        $7.0625                           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          08/29/2002  S(2)           1,000          D        $22.15                            D
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Common Stock          08/29/2002  S(2)           1,000          D        $22.05                            D
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Common Stock          08/29/2002  S(2)           1,000          D        $22.05                            D
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Common Stock          08/29/2002  S(2)             100          D        $22.03                            D
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Common Stock          08/29/2002  S(2)             900          D        $22.02                            D
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Common Stock          08/29/2002  S(2)           1,000          D        $22.01                            D
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Common Stock          08/29/2002  S(2)           1,000          D        $22.00         40,000             D
------------------------------------------------------------------------------------------------------------------------------------

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   Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           --------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Stock Options (Right to Buy)           $22.94           01/10/2002         A(3)      V               75,000
-----------------------------------------------------------------------------------------------------------------------------
Stock Options (Right to Buy)           $2.6875          08/28/2002         M(4)                                     3,000
-----------------------------------------------------------------------------------------------------------------------------
Stock Options (Right to Buy)           $7.0625          08/28/2002         M(4)                                     3,000
-----------------------------------------------------------------------------------------------------------------------------
Stock Options (Right to Buy)           $7.0625          08/29/2002         M(4)                                     6,000
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                               01/10/   01/10/2007   Common   75,000                        75,000              D
                               2004(5)               Stock
------------------------------------------------------------------------------------------------------------------------------------
                               06/27/   03/29/2005   Common    3,000                        87,000              D
                               2000                  Stock
------------------------------------------------------------------------------------------------------------------------------------
                               09/14/   09/14/2005   Common    3,000                                            D
                               2001                  Stock
------------------------------------------------------------------------------------------------------------------------------------
                               09/14/   09/14/2005   Common    6,000                        30,000              D
                               2001                  Stock
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
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
Explanation of Responses:
See Attached Page(s)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).
       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

          /s/ Gary W. Beil                                      Aug/30/02
---------------------------------------                   ----------------------
** Signature of Reporting Person                                   Date

Beil, Gary W.
21250 Hawthorne Boulevard, Suite 800
Torrance, CA  90503
DaVita Inc. (DVA)
08/2002

FORM 4 (continued)      Explanation of Responses


  Name: Beil, Gary W.                         Statement for Month/Year:  08/2002
        21250 Hawthorne Blvd., Suite 800      Issuer Name:     DaVita Inc. (DVA)
        Torrance, CA 90503

--------------------------------------------------------------------------------

Note: 1 The acquisition of these shares occurred in accordance with a Rule
        10b5-1 Sales Plan.

Note: 2 The sale of these shares was completed in accordance with a Rule 10b5-1
        Sales Plan.

Note: 3 Nonqualified stock options granted under the Amended and Restated 1999
        Equity Compensation Plan.

Note: 4 The exercise of these options was completed in accordance with a Rule
        10b5-1 Sales Plan.

Note: 5 The option vests 50% on the second anniversary date of the grant and 25% on each of the third and fourth anniversary dates of the grant.



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